Exhibit 99.1

VeriTeQ Corp Money Report Interview	Page 1 of 4
Dave Gentry, Scott Silverman

Dave Gentry:	Next up—VeriTeQ, a company that develops medical device identification technologies. Now, this company is in a unique position to benefit from new regulations in the U.S. and Europe that mandate medical device identification systems. Now, let’s go to an interview with VeriTeQ CEO, Scott Silverman.

Scott, thanks for being with us today.

Scott Silverman:	Thanks for having me, Dave.

Dave Gentry:	Your technology is a medical device identification technology. You have 116 patents surrounding it, or patent pendings and licensing agreements—fascinating technology. Talk to us about it.

Scott Silverman:

Well, we believe it’s the first of a kind identification technology for medical devices to meet recent legislation, both here and in the EU in order to identify devices once they go inside of a body. Sometimes devices stay in a body, sometimes they come out of a body, and our product, we believe, is the only one in the world today that has the necessary clearances to meet what’s called the Direct Part Mandate of the UDI or Unique Device Identification legislation signed into law by Obama in July of 2012.

Dave Gentry:	So we want to track the medical devices in your body—why?

Scott Silverman:

Well, there are recalls, and there are adverse events and today most people have no clue who manufactured the devices inside their body. So when you're watching TV and see personal injury lawyers advertise about recalls for a hip or a knee or in Europe there’s problems with breast implants—you want to be able to identify it or have a professional, a physician or clinician, identify it in the event that you don’t know what lot number you were in, batch number you were in, so that you know whether you're part of that recall or not.

Dave Gentry:

I want to note also that your team and you, back in 2006 or 2004, you developed something called the VeriChip, which is a technology that can be implanted in the human body and in animals. You actually sold this technology to Stanley Works, didn't you?

Scott Silverman:

Yes. Our product called VeriChip was the first implantable RF chip for humans. It was approved by the FDA back in 2004. Today’s technology, which we call Q Inside Safety Technology, is an evolution of that. That was the basis for a company called VeriChip Corporation that focused on that implantable technology as well as wearable RF technology in maternity wards and nursing homes, and Stanley bought the wearable technology for maternity wards and nursing homes for approximately $50 million.

VeriTeQ Corp Money Report Interview	Page 2 of 4
Dave Gentry, Scott Silverman

Dave Gentry:

Let’s take a look at the chip, here. You can see it there on the screen. Now, your first focus area is on breast implants. Let’s see, you've got a breast implant over here; let’s hold that up. These are implanted in breast implants, and then you have a monitor so the doctor can—show us how it works.

Scott Silverman:

Right. Well, what you see inside of here is our miniaturized, heat resistant Q Inside Safety Technology that’s being used by certain manufacturers in the breast implant industry to identify breast implants once they're inside the body. So a reader like this would actually be scanned over the body, it would pull up a unique 15- digit identification number that would then tie to a database and would show that this was a breast implant manufactured by Motiva, lot number 2, batch number 4, in the event of an adverse event or recall.

Dave Gentry:	Got it, got it—and these sell for about $500, the chips sell for—from you to the manufacturer for about $10. How many breast implants are there a year, worldwide?

Scott Silverman:

We believe there’s about 3 million procedures around the world, so that would mean 6 million breasts, and as of right now, we have a partnership, a contract with a group out of Costa Rica by the name of Establishment Labs that markets their products under the Motiva brand name.

Dave Gentry:

Got it. Fascinating technology. You're projecting, in your first year, about $18.5 million in revenue with about 50 percent gross margins. In your fifth year, you're projecting $239 million. How do you get to these numbers?

Scott Silverman:

Well, the numbers you just stated are related just to the medical device industry. The second piece of the business, which you briefly talked about, was the dosimetry or the sensor applications, but in the case of the medical device industry—really, the roll out of the breast implant application both for the breast implants themselves and breast implant sizers, which is what physicians use in the OR to measure the size of the proper breast implant, is really how we get to the numbers in year one. In addition, the readers that each plastic surgeon’s office or hospital is going to need, add to that as well, in addition to database applications also to ours.

VeriTeQ Corp Money Report Interview	Page 3 of 4
Dave Gentry, Scott Silverman

Dave Gentry:	How many people worldwide are getting chemotherapy treatment on an annual basis?

Scott Silverman:	We believe it’s about a million and a half people a year.

Dave Gentry:	A million and a half people a year—a huge market.

Scott Silverman:	Yes, big market.

Dave Gentry:	Huge market. I want to put up these projections again, these five year projections here. Again, the fifth year, you're at $239 million —what do you have to do to meet these projections?

Scott Silverman:

We need to meet the market over the next two years. Because of the UDI legislation and because of similar standards over in the EU as well as in Asia, obviously, we have about two years to really gain market share in the device identification space. As I stated, we believe we're the only product today that has the ability to meet the direct part mandate of the UDI legislation, and really, getting to market first before there’s competitive technology in the market space over the next two years is our goal.

Dave Gentry:	And you just summed up the value proposition for your company, but give it to us one more time in summary, in one sentence—why should investors buy your stock today rather than waiting two years?

Scott Silverman:	Unique technology, highly protected by our intellectual property, unique market opportunity.

Dave Gentry:	Scott, great being with you today. It’s gonna be a pleasure working with you.

Value Proposition VeriTeQ—proven, experienced management team, an innovative, first in class technology with contracts already in place, addressing very large markets. I'm betting on the CEO Scott Silverman. He took his last company to the NASDAQ, sold it for a very substantial profit. This man has experience in the space that he’s operating in today. He’s got a great technology. This company, currently a $20 million market cap; there’s a lot of upside here. Get in early before Wall Street figures this one out.

Again, VeriTeQ is a RedChip Client Company. We receive a monthly cash fee for our representation, and 50,000 shares of restricted stock for 6 months of service. Now, to get a profile on VeriTeQ, get a complete list of all the stocks in the RedChip nation, sign up for RedChip Small Stocks, Big Money weekly report. It’s free. You'll discover some of the best names in small cap stocks every week, complete with reports, news, small cap lessons, blogs, analysis—all on the best names in smaller cap stocks.

VeriTeQ Corp Money Report Interview	Page 4 of 4
Dave Gentry, Scott Silverman

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